Exhibit 23(a)

                          INDEPENDENT AUDITORS' CONSENT


   The Board of Directors
   Valley National Bancorp

We consent to incorporation by reference herein and to the reference to our firm under the heading "Interest of Named Experts and Counsel" in the Registration Statement on Form S-8 of Valley National Bancorp of our report dated January 22, 1997, relating to the consolidated statements of financial condition of Valley National Bancorp and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 Annual Report on Form 10-K of Valley National Bancorp.



                                                   /S/ KPMG PEAT MARWICK LLP
                                                   KPMG PEAT MARWICK LLP


   Short Hills, New Jersey
   April 17, 1997